CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Showboat, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Showboat, Inc. of our report dated March 10, 1995, relating to the consolidated balance sheets of Showboat, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of Showboat, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for income taxes.


/s/ KPMG Peat Marwick LLP

Las Vegas, Nevada
December 1, 1995